Exhibit 3.2

AMENDED AND RESTATED

BYLAWS

OF

LIBERTY SIRIUS XM HOLDINGS INC.

ARTICLE I

STOCKHOLDERS

SECTION 1.     Annual Meetings. The annual meeting of the stockholders of Liberty Sirius XM Holdings Inc. (the “Corporation”) for the purpose of electing directors and for the transaction of such other business as may properly be brought before the meeting shall be held on such date, and at such time and place, if any, either within or without the State of Delaware as may be designated from time to time by the Board of Directors of the Corporation (the “Board of Directors”). The Board of Directors may, in its sole discretion, determine that meetings of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as described in Article I, Section 12 of these bylaws (the “Bylaws”) in accordance with Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”).

SECTION 2.     Special Meetings. Special meetings of the stockholders may be called solely in the manner provided in the Corporation’s certificate of incorporation as then in effect (as the same may be amended or restated from time to time, the “Certificate of Incorporation”) and may be held at such place, if any, either within or without the State of Delaware, and at such time and date, as the Board of Directors shall determine and state in the notice of meeting. The Board of Directors may, in its sole discretion, determine that special meetings of the stockholders shall not be held at any place, but may instead be held solely by means of remote communication as described in Article I, Section 12 of these Bylaws in accordance with Section 211(a)(2) of the DGCL.

SECTION 3.     Notice of Meetings. Except as otherwise provided by law, notice of the time, place (if any), the record date for determining stockholders entitled to vote at such meeting, the means of remote communication (if any) by which stockholders may be deemed to be present in person or represented by proxy and vote at such meeting, and, in the case of a special meeting, the purpose or purposes of each such meeting of stockholders shall be mailed or transmitted electronically not more than sixty, nor less than ten, days prior thereto, to each stockholder of record entitled to vote at the meeting at such address as appears on the records of the Corporation. Unless the Board of Directors shall fix a new record date for an adjourned meeting (including an adjournment taken to address a technical failure to convene or continue a meeting using remote communication), notice of such adjourned meeting need not be given if the time and place, if any, to which the meeting shall be adjourned, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting, were (i) announced at the meeting at which the adjournment is taken, (ii) displayed, during the time scheduled for the meeting, on the same electronic network used to enable stockholders and proxy holders to participate in the meeting by means of remote communications or (iii) set forth in the notice of meeting given in accordance with this Section 3 of Article I.

SECTION 4.     Quorum. The holders of a majority in voting power of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business, except as otherwise provided by statute or by the Certificate of Incorporation. If, however ,such quorum shall not be present in person or represented by proxy at any meeting of stockholders, then the chairman of the meeting or the holders of a majority in voting power of the stock issued and outstanding that are present in person or represented by proxy at the meeting and entitled to vote thereat (even though less than a quorum), shall have power to adjourn the meeting from time to time until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented any business may be transacted which might have been transacted at the original meeting. If the adjournment is for more than 30 days, or if, after the adjournment, a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

SECTION 5.     Meeting Procedures. The Chairman of the Board of Directors (the “Chair”), or in the Chair’s absence or at the Chair’s direction, the Chief Executive Officer, or in the Chief Executive Officer’s absence or at the Chief Executive Officer’s direction, any officer of the Corporation shall call all meetings of the stockholders to order and shall act as chairman of such meeting. The Secretary of the Corporation or, in such officer’s absence, an Assistant Secretary shall act as secretary of the meeting. If neither the Secretary nor an Assistant Secretary is present, the chairman of the meeting shall appoint a secretary of the meeting. Unless otherwise determined by the Board of Directors prior to the meeting, the chairman of the meeting shall determine the order of business and shall have the authority in his or her discretion to regulate the conduct of any such meeting, including, without limitation, by imposing restrictions on the persons (other than stockholders of the Corporation or their duly appointed proxies) who may attend any such meeting, whether any stockholder or stockholders’ proxy may be excluded from any meeting of stockholders based upon any determination by the chairman of the meeting, in his or her sole discretion, that any such person has unduly disrupted or is likely to disrupt the proceedings thereat, and the circumstances in which any person may make a statement or ask questions at any meeting of stockholders. The chairman shall also have the power to adjourn the meeting to another place, if any, date and time.

SECTION 6.     Proxies. At all meetings of stockholders, any stockholder entitled to vote thereat shall be entitled to vote in person (including by means of remote communication if any, by which stockholders may be deemed to be present in person and vote at such meeting) or by proxy, but no proxy shall be voted after three years from its date, unless such proxy provides for a longer period. Without limiting the manner in which a stockholder may authorize another person or persons to act for the stockholder as proxy pursuant to the DGCL, the following shall constitute a valid means by which a stockholder may grant such authority: (1) a stockholder, or such stockholder’s authorized officer, director, employee or agent, may execute a document authorizing another person or persons to act for such stockholder as proxy, or (2) a stockholder may authorize another person or persons to act for such stockholder as proxy by transmitting or authorizing the transmission of an electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such transmission must either set forth or be submitted with information from which it can be determined that the transmission was authorized by the stockholder. If it is determined that such transmissions are valid, the inspectors or, if there are no such inspectors, such other persons making that determination shall specify the information upon which they relied.

Any copy, facsimile telecommunication or other reliable reproduction of the document (including any electronic transmission) created pursuant to the preceding paragraph of this Section 6 may be substituted or used in lieu of the original document for any and all purposes for which the original document could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original document.

A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the Corporation generally.

Any stockholder directly or indirectly soliciting proxies from the other stockholders must use a proxy card color other than white, which shall be reserved for the exclusive use for solicitation by the Board of Directors.

SECTION 7.     Voting. When a quorum is present or represented by proxy at any meeting, the affirmative vote of the holders of a majority in voting power of the stock present in person or represented by proxy and entitled to vote on the matter shall decide any question brought before such meeting, unless the question is one upon which by express provision of statute, the Certificate of Incorporation or these Bylaws or the rules or regulations of any stock exchange applicable to the Corporation, a different vote is required.

SECTION 8.     Record Date. In order that the Corporation may determine the stockholders (a) entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof or (b) entitled to consent to corporate action without a meeting (in the case of any series of Preferred Stock entitled to consent to corporate action without a meeting pursuant to the certificate of designation relating to such series of Preferred Stock), or (c) entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date (i) in the case of clause (a) above, shall not be more than sixty nor less than ten days before the date of such meeting, and (ii) in the case of clause (b) above, shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the Board of Directors, and (iii) in the case of clause (c) above, shall not be more than sixty days prior to such action. If for any reason the Board of Directors shall not have fixed a record date for any such purpose, the record date for such purpose shall be determined as provided by law. Only those stockholders of record on the date so fixed or determined shall be entitled to any of the foregoing rights, notwithstanding the transfer of any such stock on the books of the Corporation after any such record date is so fixed or determined.

SECTION 9.     Stockholder List. The Corporation shall prepare, no later than the tenth day before each meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting; provided, however, if the record date for determining the stockholders entitle to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of ten days ending on the day prior to the meeting date, either (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of meeting, or (b) during ordinary business hours at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation.

SECTION 10.   Inspectors of Election. The Board of Directors may, and shall if required by law, in advance of all meetings of the stockholders, appoint one or more inspectors of election to act at the meeting and make a written report thereof. Inspectors may be employees of the Corporation. The Board of Directors may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate inspector is able to act at a meeting of stockholders, the chairman of the meeting may, and shall if required by law, appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of their ability. Such inspectors shall (a) determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting, the existence of a quorum, and the validity of proxies and ballots, if any; (b) determine and retain for a reasonable period, a record of the disposition of any challenges made to any determination by the inspectors; (c) count and tabulate all votes and ballots, if any; and (d) certify their determination of the number of shares represented at the meeting, and their count of all votes and ballots, if any.

SECTION 11.    Nominations, etc. (A)  Annual Meetings of Stockholders.

(1)      Nominations of persons for election to the Board of Directors and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders only:

(a)      pursuant to the Corporation’s notice of meeting delivered pursuant to Article 1, Section 3 of these Bylaws;

(b)      by or at the direction of the Board of Directors; or

(c)      by any stockholder of the Corporation who is entitled to vote at the meeting, who complied with the notice procedures set forth in subparagraphs (2) and (3) of this paragraph (A) of this Section 11 and who was a stockholder of record at the time such notice is delivered to the Secretary of the Corporation.

(2)      For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (c) of paragraph (A)(1) of this Section 11, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation, and, in the case of business other than nominations of persons for election to the Board of Directors, such other business must be a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not less than ninety days nor more than one hundred twenty days prior to the first anniversary of the preceding year’s annual meeting (which date shall, for purposes of the Corporation’s first annual meeting of stockholders after its shares of Common Stock (as defined in the Certificate of Incorporation) are first publicly traded, be deemed to have occurred on May 22, 2024); provided that, in the event that the date of the annual meeting is advanced by more than twenty days, or delayed by more than seventy days, from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the one hundred twentieth day prior to such annual meeting and not later than the close of business on the later of the ninetieth day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made; and provided further, that for purposes of the application of Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (or any successor provision), the date for notice specified in this paragraph (A)(2) shall be the earlier of the date calculated as hereinbefore provided or the date specified in paragraph (c)(1) of Rule 14a-4. The number of nominees a stockholder may nominate for election at the annual meeting on such stockholder’s own behalf (or in the case of a stockholder giving the notice of on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the annual meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such annual meeting. Such stockholder’s notice delivered pursuant to paragraph (A) of this Section 11 shall set forth:

(a)      as to each person whom the stockholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including such person’s written consent to being named in the proxy statement as a nominee, the accompanying proxy card and to serving as a director if elected;

(b)      a questionnaire completed and signed by such person (in the form to be provided by the Secretary of the Corporation upon written request of any stockholder of record within ten (10) days of such request) with respect to the background and qualification of such proposed nominee and the background of any other person or entity on whose behalf the nomination is being made;

(c)      a written representation and agreement (in the form to be provided by the Secretary of the Corporation upon written request of any stockholder of record within ten (10) days of such request) that such proposed nominee (A) is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the Corporation, will act or vote on any issue or question that has not been disclosed to the Corporation or that could limit or interfere with such proposed nominee’s fiduciary duties under applicable law, (B) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed to the Corporation, and (C) would be in compliance, if elected as a director of the Corporation, and will comply with, all applicable publicly disclosed corporate governance, code of conduct and ethics, conflict of interest, confidentiality, corporate opportunities, trading and any other policies and guidelines of the Corporation applicable to directors;

(d)      as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend the Bylaws, the language of the proposed amendment), the reasons for conducting such business at the meeting and any direct or indirect material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made;

(e)      as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf a nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner and (ii) the class and number of shares of the Corporation which are owned, directly or indirectly, beneficially and of record by such stockholder and such beneficial owner, including any shares of any class or series of capital stock of the Corporation as to which such stockholder and such beneficial owner or any of its affiliates or associates has a right to acquire beneficial ownership at any time in the future;

(f)       a representation that the stockholder is a holder of record of the stock of the Corporation at the time of the giving of the notice and intends to appear in person (which, for the avoidance of doubt, includes remote appearance at virtual meetings) or by proxy at the meeting to propose such business or nomination;

(g)      a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (i) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (ii) otherwise to solicit proxies from stockholders in support of such proposal or nomination and/or (iii) solicit proxies in support of any proposed nominee in accordance with Rule 14a-19 under the Exchange Act;

(h)      a certification regarding whether such stockholder and beneficial owner, if any, has complied with all applicable federal, state and other legal requirements in connection with (i) the stockholder’s and/or beneficial owner’s acquisition of shares of capital stock or other securities of the Corporation and/or (ii) the stockholder’s and/or the beneficial owner’s acts or omissions as a stockholder of the Corporation;

(i)       any other information relating to such stockholder and beneficial owner, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder;

(j)       a description of any agreement, arrangement or understanding with respect to the nomination or proposal and/or the voting of shares of any class or series of stock of the Corporation between or among the stockholder giving the notice, the beneficial owner, if any, on whose behalf the nomination or proposal is made, any of their respective affiliates or associates and/or any other person  (collectively, “proponent persons”), including, in the case of a nomination, the nominee, including any agreements, arrangements or understandings relating to any compensation or payments to be paid to any such proposed nominee(s), pertaining to the nomination(s) or other business proposed to be brought before the meeting of stockholders (which description shall identify the name of each other person who is party to such an agreement, arrangement or understanding);

(k)      a description of any agreement, arrangement or understanding (including any contract to purchase or sell, acquisition or grant of any option, right or warrant to purchase or sell, swap or other instrument) to which any proponent person is a party, the intent or effect of which may be (i) to transfer to or from any proponent person, in whole or in part, any of the economic consequences of ownership of any security of the Corporation, (ii) to increase or decrease the voting power of any proponent person with respect to shares of any class or series of stock of the Corporation and/or (iii) to provide any proponent person, directly or indirectly, with the opportunity to profit or share in any profit derived from, or to otherwise benefit economically from, any increase or decrease in the value of any security of the Corporation;

(l)       a description of any proxy (other than a revocable proxy given in response to a public proxy solicitation made pursuant to, and in accordance with, the Exchange Act), agreement, arrangement, understanding or relationship pursuant to which such stockholder or beneficial owner has or shares a right, directly or indirectly, to vote any shares of any class or series of capital stock of the Corporation;

(m)     a description of any rights to dividends  or other distributions on the shares of any class or series of capital stock of the Corporation, directly or indirectly, owned beneficially by such stockholder or beneficial owner that are separated or separable from the underlying shares of the Corporation;

(n)      a description of any performance-related fees (other than an asset-based fee) that such stockholder or beneficial owner, directly or indirectly, is entitled to based on any increase or decrease in the value of shares of any class or series of capital stock of the Corporation or any interests described in clause (g) of this paragraph (A)(2) of this Section 11; and

(o)     the names and addresses of other stockholders and beneficial owners known by any stockholder giving the notice (and/or beneficial owner, if any, on whose behalf the nomination or proposal is made) to support such nomination or proposal, and to the extent known, the class and number of all shares of the Corporation’s capital stock owned beneficially and/or of record by such other stockholder(s) and beneficial owner(s).

(3)      Notwithstanding anything in the second sentence of paragraph (A)(2) of this Article I, Section 11 to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased after the time period for which nominations would otherwise be due under this Section and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Corporation at least one hundred days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by these Bylaws shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not later than the close of business on the tenth day following the day on which such public announcement is first made by the Corporation.

(4)      Notwithstanding anything to the contrary in these Bylaws, unless otherwise required by law, if any stockholder or proponent person (i) provides notice pursuant to Rule 14a-19(b) under the Exchange Act with respect to any proposed nominee and (ii) subsequently fails to comply with the requirements of Rule 14a-19 under the Exchange Act (or fails to timely provide reasonable evidence sufficient to satisfy the Corporation that such stockholder has met the requirements of Rule 14a-19(a)(3) under the Exchange Act in accordance with the following sentence), then the nomination of each such proposed nominee shall be disregarded, notwithstanding that the nominee is included as a nominee in the Corporation’s proxy statement, notice of meeting or other proxy materials for any annual meeting (or any supplement thereto) and notwithstanding that proxies or votes in respect of the election of such proposed nominees may have been received by the Corporation (which proxies and votes shall be disregarded). If any stockholder or proponent person provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act, such stockholder shall deliver to the Corporation, no later than five business days prior to the date of the meeting and any adjournment or postponement thereof, reasonable evidence that it or such Stockholder Associated Person has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act.

(B)          Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting pursuant to Article I, Section 2 of these Bylaws. Nominations of persons for election to the Board of Directors only may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting:

(a)      by or at the direction of the Board of Directors; or

(b)      by any stockholder of the Corporation who is entitled to vote at the meeting, who complies with the notice procedures set forth in these Bylaws and who is a stockholder of record at the time such notice is delivered to the Secretary of the Corporation. The number of nominees a stockholder may nominate for election at the special meeting on such stockholder’s own behalf (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the special meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such special meeting. Nominations by stockholders of persons for election to the Board of Directors may be made at such a special meeting of stockholders if the stockholder’s notice as required by paragraph (A)(2) of these Bylaws shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not earlier than the one hundred twentieth day prior to such special meeting and not later than the close of business on the later of the ninetieth day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.

(C)           General.

(1)      Only persons who are nominated in accordance with the procedures set forth in this Section 11 shall be eligible to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 11. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the chairman of the meeting (and in advance of the meeting of stockholders, the Board of Directors or authorized committee thereof) shall, in addition to making any other determination that may be appropriate for the conduct of the meeting, have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, to declare that such defective nomination shall be disregarded or that such proposed business shall not be transacted.

(2)      For purposes of these Bylaws, “public announcement” shall mean disclosure (a) in a press release released by the Corporation; provided such press release is released by the Corporation following its customary procedures, is reported by the Dow Jones News Service, Associated Press, Business Wire or PR Newswire or comparable national news service, or is generally available on internet news sites, or (b) in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder.

(3)      For purposes of these Bylaws, no adjournment or notice of adjournment of any meeting shall be deemed to constitute a new notice of such meeting for purposes of this Section 11, and in order for any notification required to be delivered by a stockholder pursuant to this Section 11 to be timely, such notification must be delivered within the periods set forth above with respect to the originally scheduled meeting.

(4)      Notwithstanding the foregoing provisions of these Bylaws, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in these Bylaws. Nothing in these Bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

SECTION 12.   Remote Communication. If authorized by the Board of Directors in its sole discretion, and subject to such guidelines and procedures as the Board of Directors may adopt, stockholders and proxyholders not physically present at a meeting of stockholders may, by means of remote communication:

(1)      participate in a meeting of stockholders; and

(2)      be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication; provided, that

(a)      the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder;

(b)      the Corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings; and

(c)      if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

ARTICLE II

BOARD OF DIRECTORS

SECTION 1.     Election; Term; etc. The Board of Directors shall consist of such number of directors as shall from time to time be fixed exclusively by resolution of the Board of Directors. Directors shall (except as hereinafter provided for the filling of vacancies and newly created directorships) be elected by the holders of a plurality of the voting power present in person or represented by proxy and entitled to vote. A majority of the total number of directors then in office (but not less than one-third of the number of directors constituting the entire Board of Directors) shall constitute a quorum for the transaction of business and, except as otherwise provided by law or by the Certificate of Incorporation, the affirmative vote of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors. Directors need not be stockholders.

SECTION 2.     Vacancies. Unless otherwise required by law, newly created directorships in the Board of Directors resulting from an increase in the number of directors, and any vacancy occurring on the Board of Directors (whether by death, resignation, retirement, disqualification, removal or other cause) shall be filled only by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director and not by the stockholders. Any director elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

SECTION 3.     Meetings. Meetings of the Board of Directors shall be held at such place within or without the State of Delaware as may from time to time be fixed by resolution of the Board of Directors or as may be specified in the notice of any meeting. Regular meetings of the Board of Directors shall be held at such times as may from time to time be fixed by resolution of the Board of Directors and special meetings may be held at any time upon the call of the Chair, the Chief Executive Officer, the Secretary or one-third of the directors then in office (rounded to the nearest whole number), by oral or written notice (including by e-mail or other means of electronic transmission), duly served on or sent or mailed to each director to such director’s address or e-mail address as shown on the books of the Corporation not less than twelve hours before the meeting. The notice of any meeting need not specify the purposes thereof. A meeting of the Board of Directors may be held without notice immediately after the annual meeting of stockholders at the same place at which such meeting is held. Notice need not be given of regular meetings of the Board of Directors held at times fixed by resolution of the Board of Directors. Notice of any meeting need not be given to any director who shall attend such meeting in person (except when the director attends a meeting for the sole purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened), or who shall waive notice thereof, before or after such meeting, in writing.

SECTION 4.     Committees. The Board of Directors may from time to time establish committees, to serve at the pleasure of the Board of Directors, which shall be comprised of such members of the Board of Directors and have such duties as the Board of Directors shall from time to time establish. Any director may belong to any number of committees of the Board of Directors. The Board of Directors may also establish such other committees with such members (whether or not directors) and such duties as the Board of Directors may from time to time determine. Unless otherwise determined by the Board of Directors, or as otherwise set forth in these Bylaws, each such committee established by the Board of Directors may make, alter, and repeal rules for the conduct of its business. In the absence of such rules, each such committee shall conduct its business pursuant to Article II of these Bylaws. Unless otherwise determined by the Board of Directors, a majority of the total number of the members of the committee shall constitute a quorum for the transaction of business unless there are only one or two members then serving, in which event one member shall constitute a quorum and all matters shall be determined by a majority vote of the members present at a meeting of the committee at which a quorum is present.

SECTION 5.     Written Consent. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all members of the Board of Directors or committee thereof, as the case may be, consent thereto in writing or by electronic transmission. After an action is taken, such writings or transmissions shall be filed with the minutes of proceedings of the Board of Directors.

SECTION 6.     Chair of the Board. The Board of Directors, after each annual meeting of stockholders, shall elect a Chair. The Chair need not be an officer of the Corporation. The Chair shall have such powers as specified in these Bylaws and such powers as may be assigned to him or her by a resolution of the Board of Directors. The Board of Directors may elect a new Chair at any meeting of the Board of Directors.

SECTION 7.     Teleconferences. The members of the Board of Directors or any committee thereof may participate in a meeting of such Board of Directors or committee, as the case may be, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this section shall constitute presence in person at such a meeting.

SECTION 8.     Compensation. The Board of Directors may establish policies for the compensation of directors and for the reimbursement of the expenses of directors, in each case, in connection with services provided by directors to the Corporation.

SECTION 9.     Reliance on Books and Records. A member of the Board of Directors, or a member of any committee thereof, shall, in the performance of such person’s duties, be fully protected in relying in good faith upon records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of the Corporation’s officers or employees, or committees of the Board of Directors, or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

ARTICLE III

OFFICERS

SECTION 1.     Officers. The Board of Directors shall elect officers of the Corporation, including a Chief Executive Officer and a Secretary. The Board of Directors may also from time to time elect such other officers (including a President, one or more Vice Presidents, a Treasurer, one or more Assistant Vice Presidents, one or more Assistant Secretaries and one or more Assistant Treasurers) as it may deem proper or may delegate to any elected officer of the Corporation the power to appoint and remove any such other officers and to prescribe their respective terms of office, authorities and duties. Any Vice President may be designated Executive or Senior, or may be given such other designation or combination of designations as the Board of Directors may determine. Any two or more offices may be held by the same person.

SECTION 2.     Term. All officers of the Corporation elected by the Board of Directors shall hold office for such term as may be determined by the Board of Directors or until their respective successors are chosen and qualified. Any officer may be removed from office at any time either with or without cause by the affirmative vote of a majority of the members of the Board of Directors then in office, or, in the case of appointed officers, by any elected officer upon whom such power of removal shall have been conferred by the Board of Directors.

SECTION 3.     Powers. Each of the officers of the Corporation elected by the Board of Directors or appointed by an officer in accordance with these Bylaws shall have the powers and duties prescribed by law, by these Bylaws or by the Board of Directors and, in the case of appointed officers, the powers and duties prescribed by the appointing officer, and, unless otherwise prescribed by these Bylaws or by the Board of Directors or such appointing officer, shall have such further powers and duties as ordinarily pertain to that office. The Chief Executive Officer shall have the general power to direct the affairs of the Corporation, subject to the authority of the Board of Directors.

SECTION 4.     Delegation. Unless otherwise provided in these Bylaws, in the absence or disability of any officer of the Corporation, the Board of Directors may, during such period, delegate such officer’s powers and duties to any other officer or to any director and the person to whom such powers and duties are delegated shall, for the time being, hold such office.

ARTICLE IV

CERTIFICATES OF STOCK

SECTION 1.     Certificates. The shares of stock of the Corporation shall be uncertificated and shall not be represented by certificates, except to the extent as may be required by applicable law or as otherwise authorized by the Board of Directors. If the shares of stock of the Corporation shall be certificated, such certificates shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock in the Corporation represented by certificates shall be entitled to have a certificate signed by, or in the name of, the Corporation by any 2 authorized officers of the Corporation, representing the number and class of shares registered in certificate form. Any or all the signatures on the certificate may be a may be a facsimile or other electronic signature as permitted by applicable law. The Board of Directors shall have the power to appoint one or more transfer agents and/or registrars for the transfer or registration of certificates of stock of any class, and may require stock certificates to be countersigned or registered by one or more of such transfer agents and/or registrars.

SECTION 2.     Transfers. Transfers of stock shall be made on the books of the Corporation by the holder of the shares in person or by such holder’s attorney upon surrender and cancellation of certificates for a like number of shares, or as otherwise provided by law with respect to uncertificated shares.

SECTION 3.     Lost Certificates. No certificate for shares of stock in the Corporation shall be issued in place of any certificate alleged to have been lost, stolen or destroyed, except upon production of such evidence of such loss, theft or destruction and upon delivery to the Corporation of a bond of indemnity in such amount, upon such terms and secured by such surety, as the Board of Directors in its discretion may require.

ARTICLE V

CORPORATE BOOKS

The books of the Corporation may be kept outside of the State of Delaware at such place or places as the Board of Directors may from time to time determine.

ARTICLE VI

CHECKS, NOTES, PROXIES, ETC.

All checks and drafts on the Corporation’s bank accounts and all bills of exchange and promissory notes, and all acceptances, obligations and other instruments for the payment of money, shall be signed by such officer or officers or agent or agents as shall be authorized from time to time by the Board of Directors. Proxies to vote and consents with respect to securities of other corporations owned by or standing in the name of the Corporation may be executed and delivered from time to time on behalf of the Corporation by the Chief Executive Officer or by such officers as the Board of Directors may from time to time determine.

ARTICLE VII

FISCAL YEAR

The fiscal year of the Corporation shall begin on the first day of January in each year and shall end on the thirty-first day of December following.

ARTICLE VIII

CORPORATE SEAL

The corporate seal shall have inscribed thereon the name of the Corporation. In lieu of the corporate seal, when so authorized by the Board of Directors or a duly empowered committee thereof, a facsimile thereof may be impressed or affixed or reproduced.

ARTICLE IX

AMENDMENTS

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind, in whole or in part, these Bylaws without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or the Certificate of Incorporation. In addition to any vote of the holders of any class or series of capital stock of the Corporation required by the Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock (as defined in the Certificate of Incorporation)), by these Bylaws or applicable law, the affirmative vote of the holders of at least 66⅔% in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend, repeal or rescind, in whole or in part, any provision of these Bylaws (including, this Article IX) or to adopt any provision inconsistent herewith.

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